Exhibit 99.1

Contact:	Contact:
Mary Coleman	Lippert/Heilshorn & Associates
Savient Pharmaceuticals, Inc.	Anne Marie Fields
information@savient.com	afields@lhai.com
(732) 418-9300	(212) 838-3777
FOR IMMEDIATE RELEASE
Savient Pharmaceuticals Reports First Quarter 2007 Financial Results
EAST BRUNSWICK, N.J. – May 7, 2007 – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three months ended March 31, 2007. The Company ended the first quarter with a net loss of $7.8 million, or $0.15 per share on total revenues of $6.4 million compared with net income of $4.0 million, or $0.06 per share on total revenues of $9.5 million for the same period in 2006. The company ended the quarter with $174.9 million in cash and investments.
“The first quarter of 2007 was a critical period in the growth of Savient Pharmaceuticals.,” stated Christopher Clement, President and Chief Executive Officer. “In March, we announced the completion of enrollment, on target, in our Phase 3 clinical trials for Puricase®, our drug candidate for the treatment of gout in patients who have failed conventional treatment. We are on plan to complete these clinical trials in the fourth quarter of 2007 and anticipate reporting top-line results before the end of the year. During January, in response to the generic competition to our marketed product Oxandrin®, we eliminated our sales force and terminated our promotional and advertising activities in order to reduce operating expenses. Despite the impact of generic competition, our strong cash position of $174.9 million provides adequate funding to support our efforts to advance Puricase through clinical development to commercialization.”
Total revenues for the first quarter of 2007 were $6.4 million, compared with $9.5 million for the first quarter of 2006, a decrease of $3.1 million, or 32%. In 2007, the revenues from Oxandrin include both the sales of branded Oxandrin and the revenues from the distribution agreement for generic oxandrolone through Watson Pharmaceuticals.
Mr. Clement stated, “As a result of generic competition, our sales of Oxandrin have declined in the current quarter. However, the rate of Oxandrin’s sales erosion was slightly lower than expected. Additionally, our generic oxandrolone product, sold and distributed through Watson, has gained strong market share to date,” stated Mr. Clement.
Cost of goods sold for the first quarter of 2007 resulted in a net credit of $0.4 million as compared to $0.9 million of expense for the same period in 2006, a decrease of expense of $1.3 million. This was primarily due to an agreement we entered into with our raw material supplier in March 2007 reducing the previously expensed $2.0 million minimum purchase requirements for oxandrolone inventory, which the Company had determined would be unsalable based on estimated future demand, in lieu of a final contract amendment payment of $0.9 million.
Research and development expenses for the first quarter of 2007 were $12.8 million, compared with $3.2 million for the first quarter of 2006, an increase of $9.6 million. This increase resulted from $4.4 million of Phase 3 clinical trial expense for Puricase, a $3.0 million fee to reserve manufacturing capacity at our contract manufacturer for Puricase and $2.2 million of additional expenses related to validation of Puricase manufacturing processes.

Selling, general and administrative expenses for the first quarter of 2007 were $7.4 million, compared with $10.7 million for the first quarter of 2006, a decrease of $3.3 million, or 31%. This decrease was primarily due to a $2.5 million reduction in audit, outsourced financial consulting and Sarbanes-Oxley consulting fees, lower marketing and promotion expenses of $0.8 million for Oxandrin and lower sales force compensation expense of $0.4 million due to the termination of our sales force in January 2007. Partially offsetting these lower expenses was a one-time severance charge of $0.4 million related to the termination of our sales force.
Cash and investments were $174.9 million as of March 31, 2007, which represented a $4.5 million reduction from the December 31, 2006 year-end balances.
RECENT OPERATIONAL HIGHLIGHTS
°	Completed the patient enrollment of approximately 200 patients for the Phase 3 clinical trials with Puricase. We remain on track to complete the clinical trials and to announce top-line results by yearend.
°	Initiated Phase 3 open label extension study with virtually 100% participation of Phase 3 completers, to date.
°	Successfully validated our bulk drug or API manufacturing processes with the manufacture of three consecutive validation batches, which is one of the critical components in the BLA submission.
°	Entered into an agreement with Enzon Pharmaceuticals to perform the fill and finish of Puricase in the U.S.
°	Entered the final stages of the selection and contracting with another contract manufacturing organization as a secondary supplier of bulk material for Puricase and anticipate initiating the transfer of technology later this year.
CONFERENCE CALL
Savient will host a live web cast to review first quarter 2007 results on May 8, 2007 at 10:00 a.m. EST. Both the live and archived web cast can be accessed from the Investor Relations page of Savient’s website at www.savientpharma.com. A digital recording of the web cast will be available following the conclusion of the call and will be archived for thirty days. To access the recording, use the Dial-In Number and the Conference ID listed below.
Dial: (800) 642-1687 (domestic) or (706) 645-9291 (international)
Conf ID: 5958446
ABOUT SAVIENT PHARMACEUTICALS, INC.
Savient Pharmaceuticals is a specialty biopharmaceutical company engaged in developing and distributing pharmaceutical products that target unmet medical needs in both niche and broader markets. The Company’s product development candidate, Puricase® for treatment failure gout, has reported positive Phase 1 and 2 clinical data; patient dosing in Phase 3 clinical studies began in June 2006 with patient enrollment completed in March 2007. Savient’s experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company’s expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also distributes

Oxandrin® (oxandrolone tablets, USP) C III in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on Savient can be accessed by visiting: www.savient.com.
FORWARD-LOOKING LANGUAGE
This news release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond Savient’s control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about Savient’s business and the biopharmaceutical and specialty pharmaceutical industries in which Savient operates. Such risks and uncertainties include, but are not limited to, Savient’s stock price and market conditions, delay or failure in developing Puricase® and other product candidates, difficulties of expanding Savient’s product portfolio through in-licensing, introduction of generic competition for Oxandrin®, fluctuations in buying patterns of wholesalers, potential future returns of Oxandrin or other products, Savient’s continuing to incur substantial net losses for the foreseeable future, difficulties in obtaining financing, potential development of alternative technologies or more effective products by competitors, reliance on third-parties to manufacture, market and distribute many of Savient’s products, (economic, political and other risks associated with foreign operations) risks of maintaining protection for Savient’s intellectual property, risks of an adverse determination in ongoing or future intellectual property litigation, and risks associated with stringent government regulation of the biopharmaceutical industry. Savient may not actually achieve the plans, intentions or expectations disclosed in Savient’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Savient makes. Stockholders should not place undue reliance on the forward-looking statements, which speak only as to the date of this press release. Savient’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that Savient may make. Except as required by law, Savient does not assume any obligation to update any forward-looking statements.
SVNT-I
(Tables To Follow)
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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
Assets:
Current Assets:
Cash, cash equivalents and short-term investments	$174,868	$179,396
Accounts receivable, net	2,442	3,517
Note receivable	623	644
Inventories, net	3,609	4,203
Prepaid expenses and other current assets	4,189	7,098

Total current assets	185,731	194,858

Non-current assets:
Property and equipment, net	1,296	1,139
Deferred income taxes	3,436	—
Other assets	1,280	1,896

Total assets	$191,743	$197,893

Liabilities And Stockholders’ Equity:
Current Liabilities:
Accounts payable	$5,178	$4,552
Deferred revenues	437	416
Other current liabilities	12,385	15,196

Total current liabilities	18,000	20,164
Other liabilities	4,787	43
Commitments and contingencies
Stockholders’ Equity:
Preferred stock — $.01 par value 4,000,000 shares authorized; no shares Issued	—	—
Common stock — $.01 par value 150,000,000 shares authorized; issued and outstanding 52,954,000 in 2007; 52,309,000 in 2006	530	523
Additional paid in capital	192,697	189,496
Accumulated deficit	(26,619)	(14,316)
Accumulated other comprehensive income	2,348	1,983

Total stockholders’ equity	168,956	177,686

Total liabilities and stockholders’ equity	$191,743	$197,893

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Product sales, net	$6,381	$9,503
Other revenues	45	—

	6,426	9,503

Cost and expenses:
Cost of goods sold	(356)	858
Research and development	12,824	3,248
Selling & general and administrative	7,421	10,740
Commissions and royalties	—	1

	19,889	14,847

Operating loss from continuing operations	(13,463)	(5,344)
Investment income, net	2,370	890
Other income (expense), net	(166)	7,832

Income (loss) from continuing operations before income taxes	(11,259)	3,378
Income tax expense (benefit)	(3,417)	39

Income (loss) from continuing operations	(7,842)	3,339

Income from discontinued operations, net of income taxes	—	639

Net income (loss)	$(7,842)	$3,978

Earnings (loss) per common share from continuing operations:
Basic	$(0.15)	$0.05

Diluted	$(0.15)	$0.05

Earnings per common share from discontinued operations:
Basic	$—	$0.01

Diluted	$—	$0.01

Earnings (loss) per common share:
Basic	$(0.15)	$0.06

Diluted	$(0.15)	$0.06

Weighted average number of common and common equivalent shares:
Basic	51,997	61,212

Diluted	51,997	62,107